UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

EHEALTH, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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eHealth, Inc.
440 East Middlefield Road
Mountain View, CA 94043
(650) 584-2700

SUPPLEMENT TO THE PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 16, 2016

On or about April 29, 2016, the proxy materials of eHealth, Inc., a Delaware corporation (the “Company”), were made available to stockholders in connection with the solicitation of proxies on behalf of the board of directors of the Company (the “Board”) for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”), or any adjournment thereof, to be held on Thursday, June 16, 2016 at 8:30 a.m., Pacific Daylight Time at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301. The original definitive proxy statement (the “Proxy Statement”) was filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 29, 2016.

This supplement dated June 8, 2016 (this “Supplement”) supplements and amends the Proxy Statement and is first being made available to stockholders on or about June 8, 2016. Except as specifically supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current and supersedes the information in the Proxy Statement. The Proxy Statement contains important additional information. This Supplement should be read in conjunction with the Proxy Statement.

Our 2015 Annual Report on Form 10-K, the Proxy Statement, this Supplement and a form of proxy may be viewed on our website at ir.ehealthinsurance.com in accordance with the rules of the SEC.

This Supplement is being provided to you to update the Proxy Statement in light of the resignation of our Chairperson and Chief Executive Officer, Gary L. Lauer, the appointment of Scott N. Flanders, a director of the Company, as the Chief Executive of the Company, the appointment of Ellen O. Tauscher, a director of the Company, as the Board Chair and certain other changes to the Board and its committees subsequent to the filing of the Company’s Proxy Statement. Accordingly, the Proxy Statement contains information with respect to the Company’s Board, management structure and proposed nominees that is no longer current.

The Board continues to recommend that stockholders vote FOR the election to the Board of each of the two nominees for director: Mr. Flanders and Michael D. Goldberg. The Board also continues to recommend that stockholders vote FOR the other proposals set forth in the Proxy Statement: (1) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2016, and (2) the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement.

Resignation of Chairperson and Chief Executive Officer

On May 31, 2016, Gary L. Lauer, the Chairperson and Chief Executive Officer of the Company, informed the Board of his resignation. In submitting his resignation, Mr. Lauer did not express any disagreement on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Lauer’s resignation, the Company entered into a separation and release agreement with Mr. Lauer on May 31, 2016 (the “Separation Agreement”). The Separation Agreement entitles Mr. Lauer to a cash payment in an amount equal to $1,516,548 and Company paid COBRA premiums for up to 18 months. The Separation Agreement also entitles Mr. Lauer to 100% vesting of his outstanding and unvested equity awards that are subject to vesting solely based on his continued service with the Company and 18,750 shares underlying a performance-based restricted stock unit award granted on March 31, 2015. The remaining portion of the performance-based restricted stock unit award was forfeited and Mr. Lauer has no further rights with respect to that portion of the award. The Separation Agreement includes a release of claims by Mr. Lauer in favor of the Company and its affiliates and provides that Mr. Lauer will provide consulting services to the Company through December 31, 2016, to assist with the transition of his duties and responsibilities.

On May 31, 2016, the Company announced the appointment of Scott N. Flanders, a director of the Company, as the Chief Executive Officer of the Company, effective as of such date.

Mr. Flanders has served as a director of the Company since February 2008. From July 2009 until May 31, 2016, Mr. Flanders served as the chief executive officer and as a member of the board of directors of Playboy Enterprises, Inc., a media and lifestyle company. Previously, Mr. Flanders served as the president and chief executive officer of Freedom Communications, Inc., a privately-owned media company, from January 2006 to June 2009, and as a member of its board of directors from 2001 to 2009. Freedom Communications, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in September 2009. From 1999 to July 2005, Mr. Flanders served as the chairman and chief executive officer of Columbia House Company, a direct marketer of music and video products, which was acquired by Bertelsmann AG in July 2005. Mr. Flanders holds a B.A. degree in economics from the University of Colorado and a J.D. from Indiana University. He is also a certified public accountant.
In connection with his appointment as Chief Executive Officer, the Compensation Committee of the Board approved an employment agreement with Mr. Flanders (the “Employment Agreement”), which provides for an initial annual base salary of $600,000 and a target annual incentive award opportunity equal to 100% of his annual base salary, subject to the terms of the Company’s Performance Plan or Bonus Plan, as applicable, with any such bonus payable to Mr. Flanders to be prorated for fiscal year 2016. To assist with Mr. Flanders’ relocation to the San Francisco Bay Area, he will receive a one-time cash payment of $300,000.
The Employment Agreement provides for the grant of a non-statutory stock option to purchase 150,000 shares of the common stock of the Company (the “Time-Based Option”) and a performance based non-statutory stock option to purchase 150,000 shares of the common stock of the Company (the “Performance-Based Option”). Each of the Time-Based Option and the Performance-Based Option have a per share exercise price equal to the closing price of the Company’s common stock on the date of grant. Subject to potential acceleration upon certain terminations of employment or otherwise continued service through the applicable scheduled vesting date, the Time-Based Option will be subject to vesting over four years. Portions of the Performance-Based Option are eligible to be earned based on the Company’s achievement of various levels of thirty trading day average stock price targets (or transaction price targets, in the case of a change in control), with vesting generally occurring one year following the date the option is earned, so long as Mr. Flanders has remained in continuous service with the Company (subject to potential acceleration of vesting upon certain terminations of employment). Each of the Time-Based Option and Performance-Based Option have been granted under the Company’s 2014 Equity Incentive Plan (the “Equity Plan”) and otherwise are subject to the terms and conditions of an option agreement under the Equity Plan.
The Employment Agreement also provides for the grant of two restricted stock unit awards. The first restricted stock unit award covers 100,000 shares of the Company’s common stock and is subject to vesting over four years, subject to potential acceleration upon certain terminations of employment (the “Time-Based RSU”). The second restricted stock unit award covers 200,000 shares of common stock and is subject to earning and vesting in accordance with the provisions described above regarding the Performance-Based Option (the “Performance-Based RSU”). Each of the Time-Based RSU and Performance-Based RSU have been granted under the Equity Plan and otherwise are subject to the terms and conditions of an award agreement under the Equity Plan. In addition, shares subject to the Time Based RSU and Performance Based RSU that vest, if any, will be settled pursuant to the terms of a deferral election previously made by Mr. Flanders, generally upon the first to occur of a change in control of the Company, termination of his employment, or his death.
The Board and Compensation Committee waived compliance with the Equity Award Policy with regard to the date of grant for the Time-Based Option, Performance-Based Option, Time-Based RSU and Performance-Based RSU such that these awards were effective as of the third business day after the public announcement of Mr. Flanders’ appointment as Chief Executive Officer.

If Mr. Flanders’ employment is terminated by the Company without cause or if he voluntarily resigns for good reason and provided that any such termination occurs during the period beginning with the date that the Company enters into a binding definitive agreement that would result in the Company’s change of control and ending on the date 12 months following the change of control (the “Change of Control Period”), Mr. Flanders will be entitled to the following severance payments and benefits: (i) a cash payment in an amount equal to twenty-four months of his then current annual base salary; (ii) a cash payment in an amount equal to his target cash incentive award for such year, on a prorated basis; (iii) Company paid COBRA premiums for up to 18 months, and (iv) 100% vesting of any unvested equity awards, provided that his Performance Based Option and Performance Based RSU awards will accelerate vesting only to the extent that performance has been achieved as of the date of termination of employment (whether due to the Company’s achievement of the relevant 30-day average stock price or due to the occurrence of a change in control with the relevant transaction price, as described above).
If Mr. Flanders’ employment is terminated by the Company without cause or if he voluntarily resigns for good reason and provided that any such termination occurs other than during the Change of Control Period, Mr. Flanders will be entitled to the following severance payments and benefits: (i) a cash payment in an amount equal to twenty-four months of his then current annual base salary; (ii) a cash payment in an amount equal to his target cash incentive award for such year, on a prorated basis; (iii) Company paid COBRA premiums for up to 18 months, and (iv) vesting of his Performance Based Option and Performance Based RSU awards, but only to the extent that performance has been achieved as of the date of termination of employment.
Mr. Flanders’ receipt of the foregoing severance payments and benefits is conditioned on his execution of a release of claims in favor of the Company and its affiliates.

There were no related-party transactions since January 1, 2015 that did not require review, approval or ratification pursuant to our policies and procedures, or for which such policies and procedures were not followed. Except for the compensation of directors and executive officers described in the Proxy Statement and as set forth above, none of our directors, executive officers or holders of more than 5% of our common stock were involved in any related-party transactions.

On May 31, 2016, the Company announced the appointment of Ellen O. Tauscher, a director of the Company, as the Board Chair, effective as of such date. In connection with Ms. Tauscher’s appointment as the Board Chair, Mr. Goldberg, while remaining an independent director, resigned his position as lead independent director. As a result, Ms. Tauscher will have the authority to call meetings of the independent directors.

In connection with Mr. Lauer’s resignation from the Board, the Board adopted a resolution reducing the number of directors of the Company from seven to six, effective as of May 31, 2016.

Committee Appointments

Effective upon his appointment as Chief Executive Officer, Mr. Flanders resigned as a member and the Chair of the Compensation Committee and as a member of the Nominating the Corporate Governance Committee. Upon her appointment as the Board Chair, Ms. Tauscher resigned as Chair of the Audit Committee. In connection with Mr. Flanders’ and Ms. Tauscher’s new appointments, the Board approved certain changes to the membership of the Board’s committees, effective as of May 31, 2016. Specifically, the Board appointed (i) Randall S. Livingston as the Chair of the Audit Committee, replacing Ms. Tauscher (who will continue to serve as a member of the Audit Committee); (ii) Michael D. Goldberg as the Chair of the Compensation Committee, replacing Mr. Flanders; and (iii) Mr. Livingston as a member of the Nominating and Governance Committee, replacing Mr. Flanders. In addition, effective as of May 31, 2016, the Board formed two new committees. Specifically, the Board formed the Government and Regulatory Affairs Committee, with Ms. Tauscher and Jack L. Oliver, III serving as members, and the Strategy Committee, with Mr. Goldberg and Mr. Livingston serving as members.

Voting Procedures; Revocability of Proxies

Except as described above, this Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. Only stockholders of record as of the close of business on April 18, 2016 are entitled to receive notice of and to vote at the Annual Meeting. Except as described in this

Supplement, the information provided in the Proxy Statement continues to apply. As a stockholder, your vote is very important and the Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting and regardless of the number of shares of the Company’s common stock that you own.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with our Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the Internet, you may revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Prior to the Annual Meeting, the Board is expected to appoint Mr. Flanders as a proxy, and revoke Mr. Lauer’s appointment as a proxy, with respect to matters to be voted upon at the Annual Meeting.

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